Exhibit 99.1

Capitol Investment Corp. IV

Receives Continued Listing Criteria Notice

WASHINGTON, October 9, 2018 – Capitol Investment Corp. IV (NYSE: CIC, the “Company”) announced that on October 3, 2018, it received a notice from the staff of NYSE Regulation (the “Staff”) of the New York Stock Exchange (“NYSE”) stating that, based on the Staff’s records, the Company is not currently in compliance with Section 802.01B of the NYSE Listed Company Manual.

The Company is not currently in compliance with Section 802.01B of the Listed Company Manual, which is a criteria for continued listing on the NYSE, because it does not have at least 300 “public stockholders,” which includes beneficial holders and holders of record, but does not include any holder who is, either directly or indirectly, an executive officer, director, or the beneficial holder of more than 10% of the total shares outstanding.

In accordance with Section 802.02 of the Listed Company Manual, the Company has confirmed to the Staff that it received the notice and that it intends to submit a plan to bring the Company into compliance with Section 802.01B of the Listed Company Manual within 18 months from the date of the notice, or by April 3, 2020. The Company anticipates that it will satisfy this listing requirement within such time period once it locates a target business with which to consummate an initial business combination.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

L. Dyson Dryden

President and Chief Financial Officer

Capitol Investment Corp. IV

(646) 661-2002